UNANIMOUS WRITTEN CONSENT OF
THE BOARD OF DIRECTORS OF
NEWPOINT FINANCIAL CORP.

Dated: December 12, 2023

The undersigned, being all of the members of the board of directors (the "Board") of NewPoint Financial Corp., a Delaware corporation (the "Company"), hereby consent without holding a meeting, pursuant to Section 228 of the DGCL, to the adoption of the following resolutions taking or authorizing the actions specified therein:

WHEREAS, the Board of Directors of the Company has approved and recommends that the Company's shareholders approve and authorize the Company to effect a reverse stock split (the "Reverse Stock Split") of the Company's issued and outstanding common stock within the ratio range of 1-for-200 to 1-for-250 (the "Reverse Stock Range"),with the Board having the discretion as to whether or not the Reverse Stock Split is to be effected, and with the exact ratio of the Reverse Split to be set at a whole number within the Reverse Split Range as determined by the Chief Executive Officer in his discretion, provided that if effected the Reverse Stock Split is effected within one year this consent;

WHEREAS, that pursuant to Regulation 14C of the Securities Exchange Act of 1934, the Company's officers must prepare and file an information statement with the SEC with respect to the Reverse Stock Split to notify the stockholders who did not participate in the majority vote;

WHEREAS, the Board deems it in the best interest of the Company and its stockholders to file a Form 15 to terminate the registration of the Company's common stock under Section 12(g) of the Securities Exchange Act of 1934.

NOW, THEREFORE BE IT:

RESOLVED, that subject to the shareholder approval, the proper officers hereby are authorized and directed, on behalf and in the name of the Company, to execute and deliver the Certificate of Amendment and to cause such Certificate of Amendment to be filed in the office of the Secretary of the State of Delaware; and be it further

RESOLVED, that at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of the State of Delaware, notwithstanding authorization of the Certificate of Amendment by the shareholders of the Company, the Board may abandon the Certificate of Amendment, or any part of the Certificate of Amendment, without further action by the Company's shareholders; and be it further

RESOLVED, that the Company is hereby authorized to effect the Reverse Stock Split, with the Board having the discretion as to whether or not the Reverse Stock Split is to be effected, provided that if effected the Reverse Stock Split is effected within one year this consent; and it is further

RESOLVED, that in lieu of issuing fractional shares under the Reverse Stock Split, the Company will either (1) arrange for the disposition of fractional interests by those entitled there, or (2) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, to those shareholders who otherwise would have been entitled to receive a fractional share as a result of the Reverse Stock Split; and it is further

RESOLVED, that, at any time prior to the effectiveness, the Board may abandon the Reverse Stock Split, if the Board, in its discretion, determines that such action is no longer in the best interests of the Company or its shareholders; and it is further

RESOLVED, that pursuant to Regulation 14C of the Securities Exchange Act of 1934, the Company's officers are authorized and directed to prepare and file an information statement with the SEC with respect to the Reverse Split; and it is further

RESOLVED, that pursuant to rules of the Exchange Act and DGCL, the remaining stockholders of record who have not consented to the Reverse Stock Split by written consent be entitled to receive the definitive information statement, which includes a notice of approval by the Board and majority of the stockholders of the Reverse Stock Split; and it is further

RESOLVED, that effective on the date first above written, and subject to completion of the Reverse Stock Split, the Board hereby approves and ratifies the filing of a Form 15 to terminate the registration of the Company's securities under Section 12(g) of the Securities Exchange Act of 1934.

General Authorizations

RESOLVED, that, all actions heretofore taken and all documentation heretofore executed and delivered by any of the Company's officers, in furtherance of the foregoing, are hereby ratified, adopted, authorized, approved and confirmed in all respects in accordance with the respective terms and provisions thereof; and be it further

RESOLVED, that any executive officer of the Company, acting alone, be and hereby is authorized, empowered and directed, for and on behalf of the Company, to take such further action and approve, execute and deliver any additional agreements, instruments, certificates, filings or other documents with such changes as shall be advisable, such approval to be conclusively evidenced by execution thereof, and to take any additional steps as such officer deems necessary or appropriate to effectuate the purposes of the foregoing resolutions; and be it further

RESOLVED, that this unanimous written consent may be executed in one or more counterparts and may be delivered to the Company by facsimile or by an e-mail which contains a portable document format (.pdf) file of an executed signature page; and be it further

RESOLVED, that the Secretary or any other officer of this Company, be, and hereby is, authorized to certify as to the adoption of any or all of the foregoing resolutions.

[*Signature page follows*]

IN WITNESS WHEREOF, this Action by Unanimous Written Consent has been executed by the undersigned as of the dates set forth below and shall be effective as of the date when all members have signed this Consent. This Consent may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

Date: 13/12/2023

Keith Beekmeyer

Date: 13/12/2023

Andrew Bye